State of Delaware
Secretary of State
Division of Corporations
Delivered 05:26 PM 05/16/2025
FILED 05:26 PM 05/16/2025
SR 20252388615 - File Number 7450251

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Tesoro Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Tesoro Enterprises, Inc..
2. That a Certificate of Merger
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on May 2, 2025 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

The name of the surviving corporation was incorrectly named as Tesoro Enterprises, Inc.

4. Article Third of the Certificate is corrected to read as follows:

The Company is the surviving corporation in the Merger ("Surviving Corporation") and the name of the Surviving Corporation shall be Mag Mile Capital, Inc.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 16th day of May, A.D. 2025.

By: Rushi Shah
Authorized Officer

Name: Rushi Shah
Print or Type

Title: President and CEO